Lock-Up Agreement
Date: September 29, 2017
Yuma Energy, Inc. 1177 West Loop South, Suite 1825 Houston, Texas 77027 Ladies and Gentlemen:
Reference is made to that certain Registration Rights Agreement dated as of October 26, 2016 (the RRA), by and among Yuma Energy, Inc., a Delaware corporation (the Company), and each of the stockholders executing a signature page thereto.  Capitalized terms used but not defined herein have the meaning ascribed to such terms in the RRA.
Pursuant to Section 2.3 of the RRA the undersigned has agreed to enter into this Lock-up Agreement (this Agreement). The Company has entered into an Underwriting Agreement dated September 28, 2017 (the Underwriting Agreement) with Northland Securities, Inc. as representative
(the Representative) for the several underwriters named in Schedule I thereto for a public registered underwritten offering (the Offering)
 of certain securities (the Securities) of the Company. The undersigned hereby agrees that without, in each case, the prior written consent of the Representative during the period specified in the second succeeding paragraph (the Lock-Up Period), the undersigned will not: (1) offer, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of the Companys common stock, par value $0.001 per share (the Common Stock), or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including without limitation,
 Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the
U.S. Securities and Exchange Commission (the SEC)) whether now owned or hereafter acquired (the Undersigneds Securities); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigneds Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (3) publicly disclose the intention to do any of the foregoing.
The undersigned agrees that the foregoing restrictions preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigneds Securities even if such securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigneds Securities or with respect to any security that includes, relates to or derives any significant part of its value from such securities.
The Lock-Up Period will commence on September 28, 2017 and continue and include the date ninety (90) days thereafter.
Notwithstanding the foregoing, (i) the undersigned may sell or transfer any Registrable Securities to any Affiliate of the undersigned, so long as such Affiliate agrees to be and remains bound hereby, (ii)
 the undersigned may enter into a bona fide pledge of any Registrable Securities (and any foreclosure on any such pledge shall also be permitted), and (iii) any hedging transaction with respect to an index or basket of securities where the equity securities of the Company constitute a de minimis amount shall not be prohibited pursuant to this Agreement.
In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned. The undersigned understands that the undersigned shall be released from all obligations under this Agreement if it shall cease to hold 1% of the Registrable Securities under the RRA. The undersigned agrees that that Representative is a third-party beneficiary of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
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Very truly yours,
Sankaty Davis, LLC
/s/ Ranesh Ramanathan
Ranesh Ramanathan, Authorized Signatory